Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE February 2, 2015	For more information contact: Andy Cebulla, Director of Investor Relations and Treasurer (952) 937-4000

MTS REPORTS FISCAL 2015 FIRST QUARTER FINANCIAL RESULTS

➢	Revenue up 3 percent to $143 million, and up 7 percent on a constant currency basis

➢	EPS increased to $0.90, up 53 percent on a GAAP basis and 15 percent on a non-GAAP basis

➢	Solid first quarter orders of $135M, down 2 percent, and up slightly on a constant currency basis

➢	Continuing market strength reflected in record Test order pipeline of $923M, up 6 percent, and up 9 percent on a constant currency basis

➢	Company reaffirms fiscal 2015 annual guidance; revenue of $615 million to $645 million and EPS of $3.60 to $4.00

EDEN PRAIRIE, Minn., February 2, 2015 – MTS Systems Corporation (Nasdaq: MTSC), a leading global supplier of high-performance test systems and position sensors, today reported fiscal 2015 first quarter financial results.

“We are pleased with our overall first quarter results as they were in-line with our expectations and position us well for a strong year,” said Dr. Jeffrey Graves, President and Chief Executive Officer of MTS Systems. “While orders were relatively flat due to the negative effect of currency translation, base orders increased 4 percent, driven by the continued strength in the Test ground vehicles market. Revenue growth was solid and in-line with our expectations despite a significant negative impact from currency translation in both businesses, and earnings for the quarter were as expected.

“The high level of slower turning custom projects in our backlog continues to have a negative effect on our operating margins in Test. We are continuing to work through this, as well as the operational inefficiencies associated with scaling our Test business to convert our strong backlog. While we are pleased with the progress that we have made this year, we expect margin rates in Test to continue to be impacted for the next few quarters. We anticipate this work will continue into the second half of the year when we should start to see improved margin rates,” Dr. Graves continued.

“In our Sensors business, currency translation impacted what we consider to be a solid first quarter. Orders were down 4 percent relative to the prior year, but currency had a 7 point negative impact on the growth rate. This business continues to experience growing demand across its market segments and delivered strong operating performance,” Dr. Graves stated.

MTS News Release

February 2, 2015

First Quarter Results

Orders were $135.3 million, down 2 percent, while base order growth was up 4 percent compared to the fiscal 2014 first quarter. There was one large Test order (>$5 million) in the first quarter totaling $5.2 million compared to two large Test orders totaling $13.9 million in the same period last year. Test base orders increased 6 percent driven by strong ground vehicle orders across all geographies. Sensors orders decreased 4 percent primarily as a result of currency translation. Total Company orders were negatively impacted by 4 percent from currency translation. Backlog at the end of the quarter was $313.7 million, up 9 percent compared to the prior year.

Revenue was $142.6 million, a $4.2 million increase, or 3 percent, compared to the prior year. The increase was driven by 4 percent growth in Test as a result of a higher opening backlog, partially offset by a 2 percent decline in Sensors, which was driven by the negative effects of currency translation. Excluding currency, Sensors revenue was up 5 percent compared to the prior year from higher opening backlog and strong orders in the first quarter of fiscal 2015. Overall, revenue was negatively impacted 4 percent by currency translation compared to the prior year.

Gross profit of $56.8 million was up 4 percent compared to the prior year, and the gross margin rate was 39.9 percent. Income from operations totaled $15.8 million, up 12 percent compared to the prior year. Earnings were $0.90 per share compared to $0.59 per share in the prior year.

The fiscal 2014 first quarter included a pre-tax restructuring charge for severance and related costs of $4.3 million, or $0.19 per share, as a result of workforce and other cost-reduction actions. Restructuring charges in fiscal 2014 first quarter impacted gross margin by $2.6 million and operating expenses by $1.7 million.

Comparing the first quarter fiscal 2015 results to the first quarter fiscal 2014, excluding the restructuring charge in the prior year period, gross profit decreased $0.3 million, while the gross profit rate decreased by 1.3 percentage points. The decrease was driven by an unfavorable mix of higher custom projects that typically have lower margins as well as an unfavorable product mix in Sensors. Operating expenses increased $2.3 million and were 29 percent of revenue, which is within our normal expected range of 27 to 29 percent. The increase in operating expenses was primarily a result of $1.0 million in compensation and staffing costs, $0.7 million in consulting expenses and $0.4 million in legal expenses. Income from operations was down $2.6 million compared to the prior year. The tax rate for the quarter decreased to 7.4 percent from 32.9 percent in the first quarter of fiscal 2014. The decrease was driven by the retroactive reinstatement of the federal R&D tax credit of $2.1 million or $0.14 per share, and favorable tax adjustments associated with an IRS audit of $1.8 million or $0.11 per share. Combined, these items decreased the effective tax rate by 26.4 percentages points. Earnings per share increased 15 percent to $0.90 compared to $0.78 per share, on a non-GAAP basis, in the prior year. See “Non-GAAP Financial Measures” below for further information.

Uses of Cash

Cash and cash equivalents at the end of the first quarter totaled $55.3 million, compared to $60.4 million at the end of the fourth quarter of fiscal 2014. During the first quarter, operating activities generated cash of $12.9 million, the Company paid $4.6 million in dividends to shareholders, used $12.3 million to purchase approximately 181,300 shares of its common stock, and invested $4.5 million in capital expenditures. Borrowings against the line of credit increased $5 million during the first quarter of fiscal 2015.

MTS News Release

February 2, 2015

Outlook

“We believe our first quarter performance and the progress we’re making around operating efficiencies in our Test business position us well for the remainder of fiscal 2015 and beyond,” Dr. Graves said. “Our order backlog stands at near record levels and our Test opportunity pipeline is at a record $923 million. In Test, our order flow and pipeline expansion continues to confirm the macro trends driving investments for new product development in our global customer base, with particular near-term strength continuing in the ground vehicles market segment. In Sensors, we expect demand in 2015 and beyond to remain strong as more OEMs develop smarter machines and vehicles using MTS sensor technology. We believe this is a trend that is gaining momentum as manufacturers find new applications as well as upgrade current equipment,” said Dr. Graves.

Dr. Graves concluded, “As we improve execution in the Test business through optimization of our engineering, production and service processes that is currently in progress, and as supported by solid market conditions as evidenced by our growing opportunity pipeline, we are pleased to confirm our previous guidance for revenue for fiscal year 2015 of $615 million to $645 million and earnings per share of $3.60 to $4.00. Further, we believe our financial performance will build throughout the year, with the second quarter slightly improving over the first quarter, excluding the one-time tax benefits we realized in the first quarter, and the second half delivering stronger results than the first half. Our expanded offerings, business process and productivity improvements in Test combined with stronger demand and new product development in Sensors will be key business drivers in 2015.”

Non-GAAP Financial Measures

We believe that disclosing earnings per share excluding the impact from the prior year restructuring charge is useful to investors as a measure of operating performance. We use this as one measure to monitor and evaluate operating performance. Earnings per share, excluding this item, is a financial measure that does not reflect generally accepted accounting principles (GAAP). We calculate this measure by adding back the after-tax effect of the restructuring charge to net income and dividing the result by the weighted average shares outstanding. Investors should consider this non-GAAP financial measure in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP. A reconciliation of the components of this measure to the most directly comparable GAAP financial measure is included in Exhibit B to this release.

First Quarter Conference Call

A conference call will be held on February 3, 2015, at 10 a.m. ET (9 a.m. CT). Call +1-719-325-2177 (Toll free: +1-888-359-3624) and reference the conference pass code “6057107”. Telephone replay will be available until 1 p.m. ET, February 10, 2015. Call +1-719-457-0820 (Toll free: +1-888-203-1112) and reference the conference pass code “6057107.”

A transcript of the call can also be accessed from the MTS website at http://www.mts.com/en/investor/index.htm. It will be available on or about February 5, 2015.

About MTS Systems Corporation

MTS Systems Corporation’s testing hardware, software and services solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 2,180 employees at September 27, 2014 and revenue of $564 million for the fiscal year ended September 27, 2014. Additional information on MTS can be found at www.mts.com.

MTS News Release

February 2, 2015

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Statements made under the heading “Outlook” are forward-looking statements, and words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions identify forward-looking statements in other parts of the release.

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: government contracting; the Company’s significant international business including but not limited to currency value fluctuations, difficulty enforcing agreements and collecting receivables, import and export matters, higher danger of terrorist activity, difficulty in staffing and compliance with laws; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business because the Company’s long-term success depends on its ability to expand its business through new product development, mergers and acquisitions, geographic expansion and service offerings, all of which are subject to inherent risks including but not limited to market demand, market acceptance of products and the ability to advance technology; costs related to development and manufacture of first-of-its-kind products; difficulties obtaining the services of skilled employees; the implementation of business process changes and associated restructuring of the Test business; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability claims and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; and cost, reputational and other risks associated with disclosing use of conflict minerals. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MTS News Release

February 2, 2015

MTS SYSTEMS CORPORATION
Condensed Consolidated Statements of Income
(unaudited - in thousands, except per share data)

	Three Fiscal Months Ended
	December 27,	December 28,
	2014	2013
Revenue	$142,584	$138,410
Cost of sales	85,753	83,871
Gross profit	56,831	54,539
Gross margin	39.9%	39.4%
Operating expenses:
Selling, general and administrative	35,456	34,689
Research and development	5,564	5,703
Total operating expenses	41,020	40,392

Income from operations	15,811	14,147
Operating margin	11.1%	10.2%

Interest expense, net	(167)	(160)
Other expense, net	(759)	(292)

Income before income taxes	14,885	13,695
Provision for income taxes	1,099	4,550
Net income	$13,786	$9,145

Earnings per share:
Basic-
Earnings per share	$0.91	$0.60
Weighted average number of common shares outstanding - basic	15,108	15,352

Diluted-
Earnings per share	$0.90	$0.59
Weighted average number of common shares outstanding - diluted	15,270	15,539

MTS News Release

February 2, 2015

MTS SYSTEMS CORPORATION
Condensed Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	December 27,	September 27,
	2014	2014
ASSETS
Current Assets:
Cash and cash equivalents	$55,345	$60,397
Accounts receivable, net	109,051	104,399
Unbilled accounts receivable	77,439	75,762
Inventories	89,643	83,557
Other current assets	32,116	26,867
Total current assets	363,594	350,982
Property and equipment, net	80,867	81,575

Goodwill	27,574	26,123
Intangibles, net	20,758	21,178
Other assets	7,084	7,550
Total Assets	$499,877	$487,408

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings	$65,000	$60,000
Accounts payable	29,563	27,189
Advance payments from customers	61,222	52,335
Other accrued liabilities	62,109	63,457
Total current liabilities	217,894	202,981

Other long-term liabilities	27,823	26,300
Total Liabilities	245,717	229,281

Shareholders’ Investment:
Common stock, $0.25 par; 64,000 shares authorized:
15,036 and 15,180 shares issued and outstanding as
of December 27, 2014 and September 27, 2014, respectively	3,759	3,795
Additional paid-in capital	-	6,112
Retained earnings	248,228	242,396
Accumulated other comprehensive income	2,173	5,824
Total shareholders’ investment	254,160	258,127
Total Liabilities and Shareholders’ Investment	$499,877	$487,408

MTS News Release

February 2, 2015

Exhibit A
MTS SYSTEMS CORPORATION
Segment Financial Information
(unaudited - in thousands)

	Three Fiscal Months Ended
	December 27,	December 28,
Test Segment	2014	2013	% Variance

Orders	$110,665	$113,019	-2%

Revenue	$118,085	$113,523	4%
Cost of sales	74,342	72,858	2%
Gross profit	43,743	40,665	8%
Gross margin	37.0%	35.8%

Operating expenses	31,767	30,824	3%

Income from operations(1)	$11,976	$9,841	22%

Sensors Segment

Orders	$24,668	$25,782	-4%

Revenue	$24,499	$24,887	-2%
Cost of sales	11,411	11,013	4%
Gross profit	13,088	13,874	-6%
Gross margin	53.4%	55.7%

Operating expenses	9,253	9,568	-3%

Income from operations	$3,835	$4,306	-11%

Total Company

Orders	$135,333	$138,801	-2%

Revenue	$142,584	$138,410	3%
Cost of sales	85,753	83,871	2%
Gross profit	56,831	54,539	4%
Gross margin	39.9%	39.4%

Operating expenses	41,020	40,392	2%

Income from operations(1)	$15,811	$14,147	12%

(1)	Income from operations for the three fiscal months ended December 28, 2013 includes severance and related charges of $4,252 thousand, of which $2,542 thousand and $1,710 thousand are reported in Cost of Sales and Operating Expenses, respectively.

MTS News Release

February 2, 2015

EXHIBIT B
MTS SYSTEMS CORPORATION
Reconciliation of Earnings Per Share Excluding Restructuring Charges to GAAP Measure
For the Three Fiscal Months Ended December 28, 2013
(unaudited - in thousands, except per share data)

Net income	$9,145
Restructuring charge, net of tax impact of $1.4 million	2,898
Net income excluding restructuring charges *	$12,043

Earnings Per Share	$0.59
Earnings Per Share - Impact of restructuring charges	0.19
Earnings per share excluding restructuring charges *	$0.78

* Denotes Non-GAAP financial measure